Exhibit 99.1

AVI Contact:

AVI BioPharma, Inc.

Michael Hubbard (hubbard@avibio.com)

(503) 227-0554

AVI Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Brandi Floberg (bfloberg@lhai.com)

Jody Cain (jcain@lhai.com)

(310) 691-7100

AVI Press Contact:

Waggener Edstrom Worldwide Healthcare

Jenny Moede (jmoede@waggeneredstrom.com)

(503) 443-7000

AVI BioPharma Announces Intention to Restate Financial Statements

PORTLAND, Ore. (October 24, 2007) – AVI BioPharma, Inc. (NASDAQ: AVII) announced today that it will restate financial statements for the three years ended December 31, 2006, the three months ended March 31, 2007 and the three and six months ended June 30, 2007, contained in its previously filed Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, respectively. The restatements arise from reclassifying certain warrants issued by the Company in 2003, 2004 and 2005 as liabilities. These warrants were previously classified in equity.

The Company has evaluated the impact to earnings in each of the previously filed reporting periods effected, and concluded that the changes are quantitatively material to its previously filed financial statements. There is no effect on cash flows as a result of this change as the periodic mark to market adjustment for the value of the warrants would have been reflected as a non-cash charge within the Company’s Statements of Operations. The Company has discussed this matter with the Company’s independent registered public accounting firm, KPMG LLP.

The Company will amend its previously filed Form 10-K for 2006, and its Form 10-Q for the first and second quarters of 2007 as soon as practicable. The Company’s independent registered accounting firm has not yet completed its audit procedures relating to the restatement, but the Company currently expects the impact to the Statements of Operations to be as follows:

				Quarter ended
	Year ended December 31,			March 31,	June 30,
$ in millions	2004	2005	2006	2007	2007

Non-cash gain (loss) on warrants	2.8	(1.5)	2.4	1.5	0.8

“We decided to make these changes in response to a question that we received from the SEC,” stated K. Michael Forrest, the Company’s interim chief executive officer. “The changes are technical in nature and do not affect the Company’s overall cash flow, performance or prospects.”

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE antisense drugs and ESPRIT exon skipping technology. AVI’s ESPRIT technology is initially being applied to potential treatments for Duchenne muscular dystrophy. AVI’s lead NEUGENE compound is designed to target cell proliferation disorders, including cardiovascular restenosis. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including dengue virus, Ebola virus and H5N1 avian influenza virus. More information about AVI is available on the company’s Web site at http://www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, the impact of a restatement of the company’s financial statements and other risks detailed in the company’s Securities and Exchange Commission filings.

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